EXHIBIT NO. 99.1

News Release

Contact:    Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

                  James L. Wainscott, Senior Vice President & CFO (513) 425-5392

AK Steel Subsidiary to Acquire Central Tubing Facility

ARVINMERITOR UNIT PRODUCES LIGHT VEHICLE EXHAUST TUBES

MIDDLETOWN, OH, July 2, 2003—AK Steel (NYSE: AKS) said today that its tubemaking subsidiary has signed a definitive agreement to acquire an exhaust tube manufacturer located in Columbus, Indiana.

AK Tube LLC, Walbridge, Ohio, plans to acquire Central Tubing Facility (CTF) from a subsidiary of ArvinMeritor (NYSE: ARM). No details of the purchase agreement, which is subject to regulatory approval, were disclosed. The companies expect to complete the transaction, which includes a multi-year supply agreement between AK Tube and ArvinMeritor, during AK Steel’s third quarter.

CTF produces stainless steel tubing used primarily in the manufacture of passenger and light truck exhaust systems used throughout the U.S. and Canada. The Columbus facility began production in 1996 and was expanded in 1998.

“CTF produces outstanding exhaust tubing products that will complement AK Tube’s existing business,” said Richard M. Wardrop, Jr., chairman and CEO of AK Steel. “This acquisition will further strengthen AK Steel’s high value-added product mix, and continues AK Steel’s longstanding valued relationship with ArvinMeritor.”

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has more than 10,000 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

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